Exhibit 99.1

PRESS RELEASE

600 East Greenwich Ave.
West Warwick, Rhode Island 02893

For Immediate Release

Contact:  Everett V. Pizzuti, CEO                                                                                                                                 November 26, 2013
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Reports Strong Sales and Earnings
for the Fiscal Third Quarter;
Directors Declare Regular Cash Dividend

       WEST WARWICK, RI, November 26, 2013 -- Astro-Med, Inc. (NASDAQ:ALOT) reports Net Sales of $18,179,000 and Net Income of $1,108,000, equal to $0.14 per diluted share for the Third Quarter ended November 2, 2013.  For the corresponding period of the prior year, the Company reported Net Sales of $16,039,000 and Net Income of $1,307,000, equal to $0.18 per diluted share.  Net Income in the Third Quarter includes a tax benefit of $187,000 or $0.02 per diluted share, due to a favorable adjustment in the filing of the prior year’s tax return.

    For the nine months ended November 2, 2013, Astro-Med reports Net Sales of $50,858,000 and Net Income of $1,355,000, equal to $0.18 per diluted share.  The nine-month results include a $672,000 reserve established to address a non-compliant component previously reported in the First Quarter of this year, equal to $0.06 per diluted share.  For the corresponding nine-month period last year, the Company reported Net Sales of $45,038,000 and Net Income of $3,131,000, equal to $0.42 per diluted share. The prior year’s Net Income included a tax benefit of $302,000, or $0.04 per diluted share, due to a favorable resolution of a previously uncertain tax position.

    On a Non-GAAP basis, Astro-Med has earned $0.22 per diluted share during the current nine-month period of Fiscal Year 2014, compared with earnings of $0.38 per diluted share during the same period of the prior year.

CEO Commentary

Commenting on the Third Quarter results, Everett V. Pizzuti, CEO, stated:  “We continue to be very pleased with the Company’s quarterly, double-digit sales growth and improved profit margins this year. Sales in the Third Quarter reached $18,179,000, a 13.3% increase over the prior year’s Third Quarter sales and a 5.7% improvement over the current year’s Second Quarter net sales. We had solid demand in both our domestic and international channels. Domestic Net Sales in the quarter were $13,198,000, a 11.3% increase over the prior year while international shipments of $4,981,000, were 19.2% greater than the previous year. Similar growth rates were reported by the Company’s QuickLabel Systems and Test & Measurement business units, with QuickLabel color label printers and monochrome label printers reporting a 17.1% sales increase over the prior year, and our Test & Measurement Ruggedized Products and Data Acquisition Recorders realizing a 5.8% increase in Net Sales over the previous year.

“The sales growth profile is also seen in our three main product categories of hardware, consumables and service support. The hardware component of Third Quarter net sales of $7,762,000 increased 7.2% over the previous year, while consumable sales volume, representing 52% of total sales, grew 19.0% from the previous year. Service support revenue increased 13.2% over the prior year’s Third Quarter sales volume.

“This year’s strong customer demand is also reflected in the increase seen in the company’s Backlog, which has risen 23.4% from the prior year end and stands at $7,586,000 at the end of the Third Quarter.

“The positive trend in profit margins continued during the Third Quarter with the Company achieving a Gross Profit Margin of 40.5% versus the prior year’s 40.4% and the Second Quarter Gross Profit Margin of 40.3%.  Our improved profitability was also reflected in the Company’s Third Quarter Operating Margins with a margin of 6.5% of sales as contrasted with the Second Quarter’s margin of 5.2% of sales.

“Management will continue to strategically drive Astro-Med’s sales growth and improved profitability via new product introductions, expanded field sales personnel, brand marketing initiatives, lean manufacturing processes and select accretive acquisitions. We are ever mindful of our fiduciary responsibility in managing the Company’s Balance Sheet and capital resources effectively.  Specifically, we retain a solid cash and marketable securities balance of $32,628,000; we manage the working capital assets of accounts receivables currently at 53 Days Sales Outstanding and current inventories at 99 Days on Hand; we maintain a current ratio above 5.9:1 and continue to keep Astro-Med debt free.

“We are quite optimistic of the Company’s prospects for the Fourth Quarter as well as the opportunities in the fiscal years ahead. We will continue to invest in Research & Development for new product offerings; expand our footprint in Latin America, Asia and Europe; drive productivity and profitability by improvements in the factories, and acquire information technology tools to ensure our employees are capable of delivering timely knowledge-based customer-specific solutions.”

    Astro-Med, Inc. Directors Declare Regular Cash Dividend

     On November 25, 2013, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on January 2, 2014 to shareholders of record as of December 13, 2013.

    Third Quarter Conference Call to be held Wednesday, November 27, 2013

    The Astro-Med, Inc. Third Quarter conference call will be held on Wednesday, November 27, 2013, at 11:00 AM EST.  It will be broadcast in real time on the Internet and will be available through the Investing Section of our website. We invite you to log on and listen in or participate in real time by dialing 1-877-941-0844 with passcode 4648141.

    The Astro-Med, Inc. webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

 Following the live broadcast, a webcast of the recorded call will be available for ten days at www.Astro-MedInc.com. A telephone replay of the conference call will also be available for seven days by dialing 800-406-7325 with passcode 4648141.

ASTRO-MED, INC.
 Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	Nov 2, 2013	Oct 27, 2012	Nov 2, 2013	Oct 27, 2012
Net Sales	$18,179	$16,039	$50,858	$45,038
Cost of Sales	10,816	9,555	30,796	27,497
Product Replacement Related Costs	-	-	672	-

Gross Profit	7,363	6,484	19,390	17,541
	40.5%	40.4%	38.1%	38.9%
Operating Expenses:
Selling	3,727	3,199	10,680	9,242
Research & Development	1,230	897	3,617	2,766
General & Administration	1,223	1,187	3,745	3,339
	6,180	5,283	18,042	15,347

Operating Income	1,183	1,201	1,348	2,194
	6.5%	7.5%	2.7%	4.9%

Other Income (Expense), Net	(2)	47	(64)	(56)

Income from Continuing Operations Before Taxes	1,181	1,248	1,284	2,138

Income Tax Provision for Continuing Operations	436	499	446	542

Income from Continuing Operations	745	749	838	1,596

Income from Discontinued Operations, net of taxes	363	558	517	1,535

Net Income	$1,108	$1,307	$1,355	$3,131

Earnings Per Share – Basic:
Net Income per share from Continuing Operations	$0.10	$0.10	$0.11	$0.22
Net Income per share from Discontinued Operations	0.05	0.08	0.07	0.20
Net Income per share - Basic	$0.15	$0.18	$0.18	$0.42

Earnings Per Share – Diluted:
Net Income per share from Continuing Operations	$0.10	$0.10	$0.11	$0.21
Net Income from Discontinued Operations	0.04	0.08	0.07	0.21
Net Income per share - Diluted	$0.14	$0.18	$0.18	$0.42

Weighted Average Number of Common Shares - Basic	7,490	7,379	7,449	7,414
Weighted Average Number of Common Shares - Diluted	7,716	7,462	7,650	7,487

Dividends Declared Per Common Share	$0.07	$0.07	$0.21	$0.21

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of November 2, 2013	As of January 31, 2013
Cash & Marketable Securities	$32,628	$39,508
Current Assets	$68,583	$70,122
Total Assets	$77,768	$79,557
Current Liabilities	$11,699	$14,219
Shareholders’ Equity	$64,555	$63,837

Reconciliation of Non-GAAP Adjustments
In Thousands
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	Nov 2, 2013	Oct 27, 2012	Nov 2, 2013	Oct 27, 2012
GAAP based results as reported:
Net Income	$1,108	$1,307	$1,355	$3,131
Non-GAAP adjustments:
Product Replacement Costs	-	-	423	-
Favorable resolution of a previously uncertain tax position and filing of the prior year’s Tax Return	(187)	-	(187)	(302)
Non-GAAP Net Income	$921	$1,307	$1,591	$2,829
GAAP based results as reported:

EPS -diluted	$0.14	$0.18	$0.18	$0.42
Non-GAAP adjustments:
Product Replacement Costs	-	-	0.06	-
Favorable resolution of a previously uncertain tax position and filing of the prior year’s Tax Return	(0.02)	-	(0.02)	(0.04)
Non-GAAP EPS - diluted	$0.12	$0.18	$0.22	$0.38

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About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems and data acquisition products.  The products include color label printers and consumables sold under the QuickLabel Systems brand as well as rugged printers for avionics applications and data acquisition recorders sold under the Astro-Med brand. Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.Astro-MedInc.com.

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Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2013 annual report and its annual and quarterly filings with the Securities and Exchange Commission.